Exhibit 99.1

On October 24, 2014, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $595.2 million today announced operating results for the quarter and nine month period ended September 30, 2014.

For the quarter ended September 30, 2014, the Corporation reported net income of $1,038,000, or $0.31 basic earnings per share.  This compares to third quarter 2013 net income of $1,116,000, or $0.32 basic earnings per share.  The decrease in operating results for the third quarter of 2014 as compared to the same period in 2013 was primarily attributable to a $300,000 increase in the provision for loan losses, and a $114,000 decrease in interest income offset by a decrease of $28,000 in non-interest expense, a decrease of $166,000 in interest expense, an increase in non-interest income of $87,000, and the related income tax effects of these items.

Net income for the nine months ended September 30, 2014 totaled $3,264,000, or $0.95 basic earnings per share compared to $3,561,000 or $1.03 basic earnings per share for the same period in 2013. Compared with the same period in 2013, net income decreased $297,000, or 8.3%. The decrease for the nine month period ended September 30, 2014, as compared to the nine month period ended September 30, 2013, was primarily the result of a $415,000 increase in the provision for loan losses, an increase of $156,000 in non-interest expenses and a decrease in non-interest income of $177,000 offset by an increase in net interest income of $265,000, and the related income tax effects of these items.

A $115,000 provision for loan losses was made during the second quarter and nine month period ended September 30, 2014, compared to a $300,000 negative provision during the third quarter and nine month period ended September 30, 2013.  The allowance for loan losses as a percentage of total loans decreased to 1.32% at September 30, 2014 compared to 1.59% at September 30, 2013.

For the quarter ended September 30, 2014, non-interest income was $978,000, compared to $892,000 for the third quarter of 2013, an $86,000 (9.6%) increase. For the nine month period ended September 30, 2014, non-interest income was $3,141,000 compared to $3,318,000 for the same period of 2013, a $177,000 (5.3%) decrease.  The decrease in non-interest income for the first nine months of 2014 as compared to 2013 was primarily attributable to a $384,000 decrease in gain on sale of loans and a $58,000 decrease in other non-interest income offset by a $265,000 increase in gain on sale of securities.

For the quarter ended September 30, 2014, non-interest expenses were $3,851,000, compared to $3,879,000 for the third quarter of 2013, a $28,000 (0.7%) increase.  For the nine month period ended September 30, 2014, non-interest expenses totaled $11,426,000, compared to $11,271,000 for the comparable period of 2013, an increase of $155,000 (1.4%).  The increase in non-interest expenses for the nine month period ended September 30, 2014 was primarily attributable to a $178,000 increase in data processing, a $68,000 increase in salaries and benefits, a $64,000 increase in legal expenses and a $64,000 increase in other real estate owned expenses offset by a $51,000 decrease in other operational bank costs, a $92,000 decrease in marketing expense and a $60,000 decrease in licensing fees related to a product no longer offered by the Bank.

Total assets amounted to $595.2 million at September 30, 2014, compared to $556.2 million at December 31, 2013, an increase of $39 million.  The increase in total assets was primarily the result of an increase of $35.2 million (157.2%) in cash and cash equivalents, and an increase of $10.0 million (3.4%) in gross loans offset by a decrease in available-for-sale securities of $4.9 million (2.5%), a $750,000 (15.3%) decrease in Federal Home Loan Bank Stock, and a $184,000 (27.5%) decrease in other real estate owned.  Deposits during this same period increased $39.5 million, or 8.5%.

Shareholders’ equity increased from $63 million at December 31, 2013 to $66.2 million at September 30, 2014.  This increase was the result of net income of $3.3 million, dividends paid of $924,000, repurchase of 75,000 shares of $1,136,000, the issuance of 676 treasury shares under the Corporation’s Employee Stock Purchase Plan of $12,000, and a $2.0 million increase in unrealized securities gains, net of tax.  The increase in unrealized securities gains during the nine month period ended September 30, 2014, was the result of customary and expected changes in the bond market.  Net unrealized gains on securities are reported as accumulated other comprehensive income in the consolidated balance sheets.

United Bancshares, Inc. is the holding company of The Union Bank Company which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2013 Form 10-K/A.